                                                                   Exhibit 10.14



                                 PROMISSORY NOTE


                                                                        Avon, MA
$53,000                                                           March 21, 2001

For value received, the undersigned Richard F. Schaub, Jr. (the "Maker"), promises to pay to the order of The First Years Inc., a Massachusetts corporation (the "Company"), the principal sum of FIFTY-THREE THOUSAND DOLLARS ($53,000), together with interest on the unpaid balance of principal, from time to time outstanding, at the rate hereinafter provided, until paid in full.

Notwithstanding the foregoing, one fifth of the principal ($13,250), together with interest on such amount, shall be forgiven each calendar year on the anniversary date of the first day of his employment with the Company (the "anniversary date") over the five-year period commencing on the first day ofhis employment with the Company and ending on the fifth anniversary of the first day of his employment with the Company (the "five-year period"), provided that Mr. Schaub is employed with the Company on each such anniversary date; however, in the event Mr. Schaub's employment is terminated during the five-year period by the Company for any reason including death or "disability," but other than for "cause" (as those terms are defined in the Change of Control Agreement between Mr. Schaub and the Company dated August 29,2000) (the "Change of Control Agreement")), the then-outstanding balance of the principal together with any interest accrued shall be forgiven on the date of such termination of Mr. Schaub's employment; or in the event Mr. Schaub voluntarily terminates his employment with the Company or if the Company terminates Mr. Schaub's employment for "cause" as defined in the Change of Control Agreement during the five-year period, the then-outstanding balance of the principal will be immediately due and payable on the date of such termination of Mr. Schaub's employment, but any interest accrued on such principal as of the date of such termination of his employment shall be forgiven.

Interest on the principal balance from time to time outstanding under this Note shall accrue at the Prime Rate (as defined below) plus one percent (1 %) per annum. Interest hereunder shall be calculated on the basis of actual days elapsed and a 360-day year. As used herein, "Prime Rate" means the interest rate per annum from time to time announced and made effective by Citizens Bank of Massachusetts as its prime rate. The interest rate applicable under this Note shall change on each day when the Prime Rate changes. Notwithstanding anything to the contrary herein contained, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, the holder is permitted to charge the Maker.

The Maker may prepay the whole or any part of the principal sum of this Note from time to time without premium or penalty.

If any of the following events of default shall occur:

(a) the Maker shall fail to pay any sum hereunder within thirty (30) days after the date when due:

(b) commencement by the Maker of a voluntary proceeding seeking relief with respect to himself or his debts under any bankruptcy, insolvency, or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for him or any substantial part of his assets; or his consent to any of the foregoing in an involuntary proceeding against him; or an assignment for the benefit of his creditors; or

(c) commencement of an involuntary proceeding against the Maker under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for him or any substantial part of his assets, which proceeding remains undismissed and unstayed for forty-five (45) days; or entry of an order for relief against the Maker under federal bankruptcy law;


THEN AND IN ANY SUCH EVENT, the holder may at its option declare all indebtedness of the Maker under this Note to be, and the same shall thereupon be and become due and payable without notice or demand, which are hereby waived by the Maker.


The Maker of this Note hereby waives presentment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof, and agrees to pay all costs of collection, including reasonable attorneys' fees and disbursements in case the principal of this Note, or any part thereof, or any interest thereon, is not paid when due whether suit be brought or not. No delay, omission or forbearance on the part of the holder in exercising any right hereunder, nor any waiver of any such right on any occasion, shall be construed as a bar to or waiver of any such right on any future occasion.


This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


This note shall take effect as an instrument under seal.



                               By:



                               ___________________________________________
                               Richard F. Schaub, Jr.

                                    AGREEMENT


This Agreement dated March 21, 2001 is by and between RICHARD F. SCHAUB, JR. ("Mr. Schaub") and THE FIRST YEARS INC., a Massachusetts corporation ("TFY").


In the event that any interest forgiven from time to time under the promissory note for FIFTY-THREE THOUSAND DOLLARS ($53,000) executed by Mr. Schaub on March 21, 2001 becomes subject to federal income and FICA taxes (the "Taxes"), TFY agrees to make a payment to Mr. Schaub (the "Payment") in an amount equal to the Taxes imposed on the Interest, and agrees to make additional payments equal to any Taxes imposed on the Payment and on such additional payments such that Mr. Schaub will be in the same after-tax position that he would have been in had no Taxes been imposed on the Interest.


This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.


This Agreement may only be amended, repealed or waived by an agreement in writing signed by both parties.


This agreement contains the entire agreement of the parties with respect to the subject matter of the Agreement.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year set forth above.


                                         THE FIRST YEARS INC.


                                         By: ___________________________________

_______________________________

Richard F. Schaub, Jr.



                                         Name: _________________________________



                                         Title: ________________________________